    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2003
                                                     REGISTRATION NO. 333-108647
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             RPM INTERNATIONAL INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                              02-0642224
       (State or Other Jurisdiction of                (I.R.S. Employer
        Incorporation or Organization)               Identification No.)

                                  P.O. BOX 777
                                 2628 PEARL ROAD
                               MEDINA, OHIO 44258
                                 (330) 273-5090

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

         P. KELLY TOMPKINS, ESQ.                           COPY TO:
         SENIOR VICE PRESIDENT,                      EDWARD W. MOORE, ESQ.
     GENERAL COUNSEL AND SECRETARY               CALFEE, HALTER & GRISWOLD LLP
         RPM INTERNATIONAL INC.                 1400 McDONALD INVESTMENT CENTER
              P.O. BOX 777                            800 SUPERIOR AVENUE
             2628 PEARL ROAD                      CLEVELAND, OHIO 44114-2688
           MEDINA, OHIO 44258                           (216) 622-8200
             (330) 273-5090

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT

SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION DATED NOVEMBER 4, 2003


PROSPECTUS

                                  $297,000,000

                                   [RPM LOGO]

                        SENIOR CONVERTIBLE NOTES DUE 2033

                                  THE OFFERING:

    This prospectus relates to $297,000,000 aggregate principal amount at maturity of senior convertible notes due 2033 of RPM International Inc., including $49,486,000 in aggregate principal amount of the notes that were issued pursuant to the exercise of an overallotment option. The notes may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in a supplement to this prospectus. This prospectus also relates to 8,034,355 shares of our common stock, par value $.01 per share, issuable upon conversion of the notes held by certain selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the notes by reason of adjustment to the conversion price in certain circumstances.

    The selling securityholders may sell all or a portion of the notes in market transactions, negotiated transactions, or otherwise and at prices which will be determined by the prevailing market price for the notes or in negotiated transactions. The selling securityholders also may sell all or a portion of the shares of common stock from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock. We will not receive any proceeds from the sale of notes or common stock by the selling securityholders.

    Interest on the notes at the rate of 1.389% per year on the principal amount at maturity is payable semiannually in arrears in cash on May 13 and November 13 of each year, beginning November 13, 2003 until May 13, 2008. After that date, we will not pay cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, on May 13, 2033, the maturity date of the notes, a holder will receive $1,000 per note. The rate of accrual of original issue discount represents a yield to maturity of 2.75% per year, computed on a semiannual bond equivalent basis and calculated from May 13, 2008. The notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. In addition, the notes effectively rank junior to our existing and future secured indebtedness as to the assets securing such indebtedness and to all existing and future indebtedness and other liabilities of our subsidiaries.

                          CONVERTIBILITY OF THE NOTES:


    Holders may convert each of their notes into 27.0517 shares of our common stock, subject to adjustment, (1) in any fiscal quarter commencing after May 31, 2003, if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days exceeds a specified threshold, (2) during any period in which the credit rating of the notes is below a specified level, (3) if the notes are called for redemption, or (4) if specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described herein. Our common stock currently trades on the New York Stock Exchange under the symbol "RPM." On November 3, 2003, the last reported sale price of our common stock on the NYSE was $14.74 per share.

                            CONTINGENT CASH INTEREST:


    We will pay contingent cash interest to the holders of the notes during any six-month period commencing May 14, 2008 if the average market price of a note for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for such note. The contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal an annual rate of 1.0% of the average market price of a note for the five trading day measurement period. For United States federal income tax purposes, the notes will constitute contingent payment debt instruments. You should read the discussion on "Material United States Federal Income Tax Consequences" relevant to the notes beginning on page 41.


            PURCHASE OF THE NOTES BY RPM AT THE OPTION OF THE HOLDER:

    Holders may require us to purchase all or a portion of their notes on May 13, 2008 at a price of $505.19 per note, on May 13, 2013 at a price of $579.11 per note, on May 13, 2018 at a price of $663.85 per note, on May 13, 2023 at a price of $761.00 per note, and on May 13, 2028 at a price of $872.35 per note, in each case, plus accrued cash interest, if any. We may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock. In addition, if a change in control of RPM occurs, each holder may require us to purchase for cash all or a portion of such holder's notes at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the date of purchase.

                     REDEMPTION OF THE NOTES AT OUR OPTION:

    We may redeem for cash all or a portion of the notes for cash at any time on or after May 13, 2008, at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the redemption date.

    INVESTING IN THE NOTES INVOLVES RISKS, SOME OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November __, 2003

                                TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----
WHERE YOU CAN FIND MORE INFORMATION............................................     iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................     iii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................      iv
SUMMARY........................................................................       1
RISK FACTORS...................................................................      11
USE OF PROCEEDS................................................................      16
PRICE RANGE OF COMMON STOCK AND DIVIDENDS......................................      16
RATIO OF EARNINGS TO FIXED CHARGES.............................................      17
DESCRIPTION OF OUR OTHER INDEBTEDNESS..........................................      19
DESCRIPTION OF NOTES...........................................................      20
DESCRIPTION OF OUR CAPITAL STOCK...............................................      36
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.........................      41
SELLING SECURITYHOLDERS........................................................      47
PLAN OF DISTRIBUTION...........................................................      52
LEGAL MATTERS..................................................................      54
INDEPENDENT ACCOUNTANTS........................................................      54


    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since such dates.

    This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that information from other sources is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

    We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

    References in this prospectus to "RPM," "we," "us" and "our" refer to RPM International Inc., a holding company incorporated in Delaware, and its subsidiaries, unless the context otherwise requires. References in this prospectus to our Common Stock include the rights related to our Common Stock pursuant to our stockholder rights plan.


    This prospectus contains references to certain of our trademarks. '33', Alex Plus, American Accents, Automotive Stops Rust, B-I-N, Bondex, Bondo, Bulls Eye 1-2-3, Bulls Eye Oil Base, Bulls Eye waterbase, Carboline, Chemspec, Cover-Stain, DAP, Day-Glo, Drydex, Dryvit, Dymeric, Euco, Flecto, Kop-Coat, Kwik Seal, Mohawk, Papertiger, Plasite, Plastic Wood, Prepz, Rust-Oleum, Shieldz, Specialty Plastic Primer, Stonhard, Stops Rust, Testors, TCI, Tremclad, Tremco, Varathane, Vulkem, Woolsey, Z-Spar and Zinsser are registered trademarks of our subsidiary corporations. Bondo/Mar-Hyde, Chemical Coatings, DIF, Dynatron/Bondo, Hard Hat, Painter's Touch, Pettit, SideWinder and Westfield are trademarks of our subsidiary corporations. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. In addition, the SEC maintains a website (www.sec.gov) that contains the reports, proxy statements and other information that we have filed. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished pursuant to Item 9 of Form 8-K or disclosure regarding a completed quarterly or annual fiscal period furnished pursuant to Item 12 of Form 8-K which are not listed below, after the date of this prospectus and to the end of this offering under this prospectus:

    -  Our Annual Report on Form 10-K for the fiscal year ended May 31, 2003;


    -  Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2003;


    - The description of our common stock and rights to purchase shares of our common stock contained in the Registration Statement on Form S-8 (Registration Number 333-101501), filed with the SEC on November 27, 2002 and any amendments and reports filed for the purpose of updating that description; and

    - Our Registration Statement on Form 8-A, filed with the SEC on May 11, 1999, related to the Rights.

    All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering, will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

    You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with additional information.

    Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospects to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

                                    Secretary
                             RPM International Inc.
                                  P.O. Box 777
                                 2628 Pearl Road
                               Medina, Ohio 44258
                                 (330) 273-5090

    Except as provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

    -  general economic conditions;

    - the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;

    -  continued growth in demand for our products;

    - legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of insurance and reserves for such matters;

    -  the effect of changes in interest rates;

    - the effect of fluctuations in currency exchange rates upon our foreign operations;

    - the effect of non-currency risks in investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

    - risks and uncertainties associated with our ongoing acquisition and divestiture activities; and

    - other factors referenced in this prospectus, including those set forth under the caption "Risk Factors."

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption "Risk Factors."

    We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

    For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

    You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

                                     SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus as well as the documents incorporated by reference before making an investment decision.

                             RPM INTERNATIONAL INC.


    We manufacture and market high quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of both the industrial and consumer markets. Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. We sell our products in approximately 130 countries with approximately 23% of sales generated in international markets. For the fiscal year ended May 31, 2003 and the three months ended August 31, 2003, we recorded sales of $2.083 billion and $590.1 million, respectively.



    Our portfolio of businesses is organized into two segments, industrial and consumer. Our Industrial Segment constituted approximately 54% of sales for the fiscal year ended May 31, 2003 and the three months ended August 31, 2003, and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our Consumer Segment constituted approximately 46% of sales for the fiscal year ended May 31, 2003 and the three months ended August 31, 2003, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products.


INDUSTRIAL SEGMENT


    The Industrial Segment has operations primarily in North America and Europe as well as a presence in regions of South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our Industrial Segment generated $1.118 billion and $316.2 million, respectively, in sales for the fiscal year ended May 31, 2003 and the three months ended August 31, 2003, and includes the following major product lines:


    - institutional roofing systems and sealants used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and Dymeric brand names;

    - high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces under the Stonhard brand name. We also manufacture and supply molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

    - high-performance, heavy-duty corrosion control coatings and structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline, Nullifire and Plasite brand names;

    - exterior insulating finishing systems, including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

    - a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under the TCI brand name, fluorescent colorants and pigments marketed under the Day-Glo brand name, concrete and masonry additives marketed under the Euco brand name, commercial carpet cleaning solutions marketed under the Chemspec brand name, specialty processing chemicals for the textile industry marketed under the American Emulsions brand name, wood and lumber treatments marketed under the Kop-Coat brand name and pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

CONSUMER SEGMENT


    The Consumer Segment manufactures and markets professional and do-it-yourself ("DIY") products for home maintenance and improvement, auto repair and maintenance and hobby and leisure applications. The Consumer Segment's major manufacturing and distribution operations are located in North America. We market our products through a wide range of distribution channels including home improvement centers, mass merchandisers, hardware stores, paint stores and distributors. Our Consumer Segment generated $0.966 billion and $273.9 million, respectively, in sales for the fiscal year ended May 31, 2003 and the three months ended August 31, 2003, and includes the following major product lines:


    - small project rust-preventative, decorative and assorted specialty paints and coatings for the DIY and professional markets in the U.S. and Canada through our wide assortment of Rust-Oleum products. In addition to the original line of rust-preventative coatings sold under the Stops Rust name, leading brands within the Rust-Oleum portfolio include American Accents, Painter's Touch, Tremclad, Hard Hat, Flecto, Varathane and Watco. Recently introduced brands within the Rust-Oleum portfolio include Specialty Plastic Primer, Epoxy Shield, Road Warrior, Industrial Choice Marking Aerosol and Automotive Stops Rust;

    - a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal Plus with Microban, SideWinder Advanced Siding and Window Sealant, Weldwood, '33' Glazing and Plastic Wood. Recently introduced products include caulks and related products marketed under the Drydex, Easy Solutions and Crackshot brand names;

    - a broad line of specialty primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain and Sealcoat Universal brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz. Recently introduced products include specialty primers marketed under the Bulls Eye waterbase and Bulls Eye Oil Base brand names and wallcovering preparation products marketed under the Zinsser Plus Mildewproof Commercial Wallcovering System and Prepz brand names; and

    - an assortment of other products, including autobody paints and repair products marketed under the Bondo brand name, hobby paints and cements marketed under the Testors brand name, wood furniture finishes and touch-up products marketed under the CCI, Mohawk, Chemical Coatings and Westfield Coatings brand names, deck and fence restoration products marketed under the Wolman brand name and shellac-based chemicals for industrial uses, edible glazes and food coatings by Mantrose-Haeuser under the Nature Seal brand name.

    Our principal executive offices are at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090. Our website address is www.rpminc.com. Information on our website does not constitute part of this prospectus.

                                  THE OFFERING



Notes Offered



The resale by the selling securityholders of $297,000,000 aggregate principal amount at maturity of senior convertible notes due 2033. Each note has a principal amount at maturity of $1,000 and was issued at a price of $505.19 per note (50.519% of the principal amount at maturity).



Maturity Date May 13, 2033.


Cash Interest


1.389% per year on the principal amount at maturity, payable semiannually in arrears in cash on May 13 and November 13 of each year, beginning November 13, 2003 until May 13, 2008.


Contingent Cash Interest


We will pay contingent cash interest to holders of the notes during any six-month period from May 14 to November 13 and from November 14 to May 13, commencing May 14, 2008, if the average market price of the notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for a note to the day immediately preceding the relevant six-month period.


The contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal an annual rate of 1.0% of the average market price of a note for the five trading day measuring period.

Contingent cash interest, if any, will accrue and be payable to holders of notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.

Yield-to-Maturity of Notes


2.75% per year, computed on a semiannual bond equivalent basis and calculated from May 13, 2003, excluding any contingent cash interest.


Original Issue Discount


We offered our notes at an issue price significantly below the principal amount at maturity of the notes. As a result, original issue discount, for non-tax purposes, will accrue daily at a rate of 2.75% per year beginning on May 13, 2008, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months.


Tax Original Issue Discount


In addition, the notes are debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any contingent cash interest on the notes, you will be required to include imputed interest in your gross income for

United States federal income tax purposes. For United States federal income tax purposes, interest, also referred to as tax original issue discount, will accrue from May 13, 2003, at a constant rate of 5.05% per year, calculated on a semiannual bond equivalent basis, which represents the yield on a comparable non-contingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. U.S. holders will be required to include tax original issue discount (including the portion of the tax original issue discount represented by cash interest payments) in their gross income as it accrues regardless of their method of tax accounting. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed payments of cash interest and will exceed the stated yield of 2.75% for accrued original issue discount.


You also will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Material United States Federal Income Tax Consequences."

Conversion Rights


For each $1,000 principal amount at maturity of notes surrendered for conversion, if the conditions for conversion are satisfied, you will receive
27.0517 shares of our common stock.


In lieu of delivering shares of our common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes cash or a combination of cash and shares of our common stock for the notes surrendered. If we elect to pay holders cash for their notes, the payment will be based on the average sale price of our common stock for the five consecutive trading days immediately following either:

    - the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or

    - the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.


The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount, accrued cash interest, any contingent cash interest or interest payable upon the occurrence of a tax event. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount, accrued cash interest or contingent cash interest. Instead, accrued original issue discount, accrued cash interest or contingent cash interest will be deemed paid by the shares of common stock received by the holder on conversion.


Commencing after May 31, 2003, holders may surrender notes for conversion into shares of our common stock in any fiscal quarter (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. The accreted conversion price per share as of any day will equal the sum of the issue price of the note plus the accrued original issue discount, if any, divided by the number of shares issuable upon conversion of a note subject to any adjustments to the conversion rate through that day.

Holders may also surrender notes for conversion during any period in which the credit rating assigned to the notes is Ba3 or lower by Moody's Investors Service, Inc. ("Moody's") or BB or lower by Standard & Poor's, a division of the McGraw-Hill Companies ("Standard & Poor's"), the notes are no longer rated by either Moody's or Standard & Poor's, or the credit rating assigned to the notes has been suspended or withdrawn by either Moody's or Standard & Poor's.

Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes -- Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on May 11, 2033.

Optional Conversion to Semiannual Coupon Notes upon Tax Event


From and after the occurrence of a tax event, as described in this prospectus, at our option, interest in lieu of future accrued original issue discount will accrue on each note from the option exercise date at 2.75% per year, calculated on a semiannual bond equivalent basis, on the restated principal amount and will be payable semiannually. Any such interest in lieu of original issue discount will be computed in the same manner and payable at the same time as the cash interest and will accrue from the most recent date to which cash interest, if payable, has been paid or provided for or, if no cash interest is payable or has been paid or provided for, the option exercise date. In such event, the redemption price, purchase price and change in control purchase price will be adjusted, as described herein. However, there will be no change in the holder's conversion rights. See "Description of Notes -- Optional Conversion to Semiannual Coupon Notes upon Tax Event."

Redemption of Notes at Our Option



We may redeem for cash all or a portion of the notes at any time on or after May 13, 2008, at redemption prices equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the applicable redemption date. See "Description of Notes-- Redemption of Notes at Our Option."


Purchase of the Notes by RPM at the Option of the Holder


Holders may require us to purchase all or a portion of their notes on each of the following dates at the following prices, plus accrued cash interest, if any, to the purchase date:


    -  On May 13, 2008 at a price of $505.19 per note;

    -  On May 13, 2013 at a price of $579.11 per note;

    -  On May 13, 2018 at a price of $663.85 per note;

    -  On May 13, 2023 at a price of $761.00 per note; and

    -  On May 13, 2028 at a price of $872.35 per note.

We may pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock. If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock. If we elect to pay all or part of the purchase price in shares of our common stock, we will notify holders not less than 20 business days before the applicable purchase date, specifying the percentages of cash and common stock.

Change in Control


Upon a change in control of RPM, the holders may require us to purchase for cash all or a portion of their notes at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the date of purchase.


Ranking


The notes are senior, unsecured obligations of RPM and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness.



In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

As of August 31, 2003, we had an aggregate of $104.2 million of secured indebtedness outstanding and $625.8 million of senior unsecured indebtedness outstanding. As of August 31, 2003, our consolidated subsidiaries had an aggregate of $4.8 million of indebtedness outstanding.


Use of Proceeds


The selling securityholders will receive all of the net proceeds from the sale of the notes (or the shares of common stock underlying the notes) sold under this prospectus. We will not receive any of the proceeds from the sale by any selling securityholder of notes or the underlying shares of common stock.


Guarantees


None.


Sinking Fund


None.


Depository Trust Company Eligibility


The notes were issued in fully registered book-entry form and were represented by one or more permanent global notes without coupons. Global notes have been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes--Book-Entry System."


Trading


The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market. The notes issued in the initial private placement are eligible for trading in the PORTAL market. The notes sold using this prospectus, however, are not eligible for trading in the PORTAL market.


NYSE Symbol for our common stock


Our common stock is listed on the New York Stock Exchange under the symbol
"RPM."


Risk Factors


See "Risk Factors" beginning on page 11 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


    The summary consolidated financial data as of and for the fiscal years ended May 31, 1999, May 31, 2000, May 31, 2001, May 31, 2002 and May 31, 2003 shown below are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. Our audited consolidated financial statements for the fiscal years ended May 31, 2001, May 31, 2002 and May 31, 2003 and the notes to those statements are incorporated by reference in this prospectus. The summary consolidated financial data as of and for the three month periods ended August 31, 2003 and August 31, 2002 shown below are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company for the periods presented. Operating results for the three months ended August 31, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2004. You should read this table in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, as well as in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.



                                                                                                            THREE MONTHS ENDED
                                                                FISCAL YEAR ENDED MAY 31,                       AUGUST 31,
                                              ---------------------------------------------------------    --------------------
                                                1999        2000         2001        2002        2003        2002        2003
                                              --------    --------     --------    --------    --------    --------    --------
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
   Net sales................................  $1,720.6    $1,962.4     $2,007.8    $1,986.1    $2,083.5    $  542.4    $  590.1
   Cost of sales............................     927.1     1,074.0      1,101.4     1,073.9     1,134.2       284.3       314.0
                                              --------    --------     --------    --------    --------    --------    --------
         Gross profit.......................     793.5       888.4        906.4       912.2       949.3       258.1       276.1
   Selling, general and administrative
         expenses(a)........................     601.1       712.8        739.7       717.6       734.7       183.0       195.9
   Asbestos charge                                 0.0         0.0          0.0         0.0       140.0         0.0         0.0
   Restructuring and asset impairment charge       0.0        52.0          0.0         0.0         0.0         0.0         0.0
   Interest expense, net....................      32.8        51.8         65.2        40.5        26.7         7.2         6.3
                                              --------    --------     --------    --------    --------    --------    --------
   Income before income taxes...............     159.6        71.8        101.5       154.1        47.9        67.9        73.9
   Provision for income taxes...............      65.1        30.8         38.5        52.5        12.6        23.7        26.2
                                              --------    --------     --------    --------    --------    --------    --------
   Net income...............................  $   94.5    $   41.0     $   63.0    $  101.6      $ 35.3    $   44.2    $   47.7
                                              =========    ========    ========    ========    ========    ========    ========
   Earnings per share (basic)...............  $   0.87    $   0.38(b)  $   0.62    $   0.97    $   0.31    $   0.38    $   0.41
   Earnings per share (diluted).............      0.86        0.38(b)      0.62        0.97        0.30    $   0.38    $   0.41
   Dividends per share......................    0.4645      0.4850       0.4980      0.5000      0.5150      0.1250      0.1300
   Average number of shares of common
   stock outstanding:
      Basic.................................     108.7       107.2        102.2       104.4       115.3       114.8       115.6
      Diluted...............................     111.4       107.4        102.2       105.1       116.0       115.8       116.2
OTHER DATA:
   EBIT(c)..................................  $  192.4    $  183.5(d)  $  166.7    $  194.6    $   74.6(e) $   75.1    $   80.2
   EBITDA(c)................................     254.5       262.7(d)     248.2       251.5       133.3(e)     89.2        95.3
      EBITDA margin(f)......................      14.8%       13.4%        12.4%       12.7%        6.4%(e)    16.4%       16.1%
   Depreciation and amortization............  $   62.1    $   79.2     $   81.5    $   56.9    $   58.7    $   14.1    $   15.1
   Cash flows from operating activities.....     117.2       101.7         73.5       191.9       164.9        22.0        26.7
   Cash flows (used in) investing
         activities.........................     (98.1)     (338.1)       (18.0)      (37.7)     (110.4)      (12.8)      (19.8)
   Cash flows from (used in) financing
         activities.........................     (40.2)      248.0        (62.8)     (136.0)      (45.9)      (11.1)      (10.1)
   Capital expenditures.....................      63.4        63.2         54.1        39.9        41.8         5.3         6.8


                                                     footnotes on following page

                                                      AS OF MAY 31,                       AS OF AUGUST 31,
                                  ----------------------------------------------------  --------------------
                                     1999       2000       2001       2002      2003       2002      2003
                                  ---------  ---------  ---------  ---------  --------  ---------  ---------
                                                      (IN MILLIONS)                         (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.....   $  19.7    $  31.3    $  23.9    $  42.2   $  50.7    $  40.2    $  47.5
  Other current assets..........     685.7      753.8      795.5      801.6     877.4      796.3      871.2
  Working capital...............     402.9      408.9      443.7      479.0     500.4      511.2      529.7
  Property, plant and equipment,
  net...........................     339.7      366.2      362.0      355.8     370.8      351.7      367.1
  Total assets..................   1,737.2    2,099.2    2,078.5    2,078.8   2,247.2    2,069.8    2,234.2
  Current and long-term debt....     585.9      964.3      962.8      713.8     726.1      716.3      730.2
  Stockholders' equity..........     742.9      645.7      639.7      858.1     877.0      891.0      901.6



----------
(a) Selling, general and administrative includes research and development and other operating expenses.


(b) Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(c) EBIT is defined as earnings before interest and taxes, while EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides one of the best comparative measures for pure operating performance and is a widely accepted financial indicator used by certain investors and analysts. EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation, but with generally accepted accounting principles in the United States, and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBITDA may not be indicative of our historical operating results nor is it meant to be predictive of potential future results. The table below shows how we calculate EBIT and EBITDA.


                                                                                               THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED MAY 31,                          AUGUST 31,
                               -------------------------------------------------------------  ---------------------
                                 1999      2000      2001      2002       2003       2003       2002       2003
                               --------  --------  --------  --------  ---------  ----------  ---------  ----------
                                                                          (AS     (PRO FORMA       (UNAUDITED)
                                                                       REPORTED)  EXCLUDING
                                                                                   ASBESTOS
                                                                                   CHARGE)
                                                       (IN MILLIONS)
Income before income taxes..    $ 159.6   $  71.8   $ 101.5   $ 154.1   $ 47.9     $  47.9     $   67.9   $   73.9
Restructuring and asset
impairment charges..........         --      52.0        --        --       --          --           --         --
Inventory write-down
related to restructuring....         --       7.9        --        --       --          --           --         --
Asbestos charge                      --        --        --        --       --       140.0           --         --
Interest expense, net.......       32.8      51.8      65.2      40.5     26.7        26.7          7.2        6.3
                                -------   -------   -------   -------   ------     -------      -------   --------
EBIT........................      192.4     183.5     166.7     194.6     74.6       214.6         75.1       80.2
Depreciation and
amortization................       62.1      79.2      81.5      56.9     58.7        58.7         14.1       15.1
                                -------   -------   -------   -------   ------     -------      -------   --------
EBITDA......................    $ 254.5   $ 262.7   $ 248.2   $ 251.5   $133.3     $ 273.3      $  89.2   $   95.3
                                =======   =======   =======   =======   ======     =======      =======   ========


(d) Fiscal year 2000 EBIT and EBITDA exclude restructuring and asset impairment charges totaling $52.0 million and a related inventory write-down charge of $7.9 million included in cost of sales.

(e) Fiscal year 2003 EBIT and EBITDA include the asbestos charge of $140 million.

(f) EBITDA margin represents the percentage of EBITDA to net sales. See footnote
    (c) above for a reconciliation of income before income taxes to EBITDA. Excluding the impact of the $140.0 million asbestos charge from fiscal year 2003, the EBITDA margin for 2003 would have been 13.1%.

                                  RISK FACTORS

    You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in the notes. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

                          RISKS RELATED TO THE OFFERING

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS EFFECTIVELY SUBORDINATED TO THE RIGHTS OF OUR EXISTING AND FUTURE SECURED CREDITORS. THE NOTES ARE ALSO EFFECTIVELY SUBORDINATED TO ANY EXISTING AND FUTURE LIABILITIES OF OUR SUBSIDIARIES.

    The notes represent unsecured obligations of RPM. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Also, we and our subsidiaries may incur substantial additional indebtedness in the future, which may be senior to the notes. The terms of the notes do not impose any limitation on our or our subsidiaries' ability to incur such additional debt.

WE ARE A HOLDING COMPANY AND WE DEPEND UPON CASH FROM OUR SUBSIDIARIES TO SERVICE OUR DEBT. IF WE DO NOT RECEIVE CASH DISTRIBUTIONS, DIVIDENDS OR OTHER PAYMENTS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE NOTES.

    We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the notes or dividends on the common stock issuable upon conversion of the notes.

    Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on these notes when due.

WE MAY NOT HAVE THE ABILITY TO PURCHASE NOTES WHEN REQUIRED UNDER THE TERMS OF THE NOTES.

    Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific kinds of change in control events and on May 13, 2008, May 13, 2013, May 13, 2018, May 13, 2023 and May 13,
2028. As a result, upon a change of control or if we are otherwise required to purchase notes at the option of the holder, it is possible that we may not have sufficient funds at that time to make the required purchase of notes.

    In addition, the terms of any future indebtedness we incur may also restrict our ability to purchase notes upon a change of control or if we are otherwise required to purchase notes at the option of the holder. If such indebtedness contained such a restriction, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the notes and, as a result, would be in default under the notes.

YOU SHOULD CONSIDER THE UNITED STATED FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES.

    The notes were issued at a substantial discount from their principal amount and constitute contingent payment debt instruments. Consequently, the notes are treated as issued with original issue discount for United States federal income tax purposes, and you are required to include such original issue discount in your income as it accrues for United States federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. See "Material United States Federal Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to the holders of the notes of the purchase, ownership and disposition of the notes.

THERE IS NO PUBLIC MARKET FOR THE NOTES, AND TRANSFERS OF THE NOTES WILL BE RESTRICTED.

    The notes are a new issue of securities for which there is currently no public market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. Although the notes that were sold to qualified institutional buyers under Rule 144A are eligible for trading in the PORTAL market, any notes resold under this prospectus will no longer trade on the PORTAL market. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

    Even though we have registered the notes and the shares of underlying common stock, we will have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement in certain circumstances. In the event of such a suspension, you would not be able to sell any notes or shares of common stock issuable upon conversion of the notes pursuant to the registration statement.

                          RISKS RELATED TO OUR BUSINESS

THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS MAY BE LARGER AND MAY HAVE BETTER RESOURCES THAN WE DO.

    The industry in which we operate is fragmented and we do not face competition from any one company across our product lines. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced gross margins. This may impair our ability to grow or even to maintain our current levels of revenues and earnings. Companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar. Several of these companies are larger than us and may have greater resources than we do. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development and marketing and sales, which could adversely affect our results of operations.

CERTAIN OF OUR SUBSIDIARIES, PRINCIPALLY BONDEX INTERNATIONAL, INC., ARE DEFENDANTS IN NUMEROUS ASBESTOS-RELATED PERSONAL INJURY LAWSUITS. RESOLUTION OF EXISTING AND FUTURE ASBESTOS RELATED LAWSUITS MAY HAVE A MATERIAL EFFECT ON OUR FUTURE CONSOLIDATED FINANCIAL CONDITION, OPERATING RESULTS AND LIQUIDITY.

    Certain of our wholly owned subsidiaries, principally Bondex International, Inc. (Bondex), along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products.

    Asbestos-related suits against Bondex increased in the fourth quarter of 2002 and the first two quarters of 2003, influenced by the bankruptcy filings of numerous other defendants in asbestos-related litigation. The following table provides an overview of our Bondex-related asbestos bodily injury claims on a fiscal year basis.


                                                                   FISCAL YEAR ENDED
                                                                        MAY 31,
                                                           -------------------------------
                                                              2001       2002       2003
                                                           ---------   ---------   -------
CLAIMS FILED............................................        671       1,029     2,064
CLAIMS RESOLVED.........................................        156         396     1,846
CLAIMS UNRESOLVED AT END OF PERIOD......................      1,151       1,784     2,002
SETTLEMENTS (BEFORE ANY INSURANCE RECOVERIES) (IN
  MILLIONS).............................................    $   8.5     $  24.9    $ 54.4


    Based on the significant increase in asbestos claims and the inequitable impact of joint and several liability laws on Bondex, as previously reported, our third party insurance was depleted during the first quarter of 2004. Prior to this sudden precipitous increase in loss rates, the combination of reserves and insurance coverage was expected to adequately cover our asbestos claims for the foreseeable future. We are contesting various of our third-party insurers' claims of exhaustion.

    During the last seven months of 2003, new state liability laws were enacted in three states where more than 80% of the claims against Bondex are pending. The changes generally provide for liability to be determined on a proportional cause basis. These state law changes are not expected to have an impact on asbestos litigation until the latter part of 2004.

    During the fourth quarter of 2003, a nationally recognized consulting firm was retained to evaluate whether it would be possible to estimate the cost of disposing pending claims and to assist in determining whether future asbestos-related claims were measurable. Bondex has provided the consultants with all relevant data regarding asbestos-related claims filed against Bondex through May 31, 2003.

    At this time, we cannot estimate the liability that will result from all future claims. We have established a reserve for those pending cases that have progressed to a stage where the cost to dispose of these cases can reasonably be estimated. The reserve was established by taking an asbestos charge to 2003 operations of $140 million for measurable known claims and a provision for future claims that can presently be estimated. We believe this asbestos reserve will be sufficient to cover asbestos-related cash flow requirements for approximately three years. Additionally, Bondex's share of costs (net of then-available third-party insurance) for asbestos-related product liability were $2.3 million, $2.8 million and $6.7 million for the years ended May 31, 2001, 2002 and 2003, respectively. Future facts, events and legislation, both state and/or federal, may alter our estimates of both pending and future claims. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be filed in the future, the grounds for such claims, the damages that may be demanded, the probable outcome, or the impact of recent state and pending federal legislation on prospective asbestos claims.

    In conjunction with our outside advisors, we will continue to study our asbestos-related exposure, and regularly evaluate the adequacy of this reserve and the related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation.

    For a further discussion, please see the disclosure set forth in the sections entitled "Legal Proceedings" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.

THE CHEMICAL AND CONSTRUCTION PRODUCTS INDUSTRIES WE SERVE INHERENTLY EXPOSE US TO OTHER POTENTIAL SIGNIFICANT LITIGATION-RELATED COSTS.

    As a participant in the chemical and construction products industries, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury and/or property damage. For example, one of our subsidiaries, Dryvit Systems, Inc. ("Dryvit"), a manufacturer of coatings for exterior insulating finishing systems, or EIFS, is a defendant or co-defendant in numerous ongoing property damage claims, some of which involve attempted class actions in various states, related to the alleged defects of EIFS. Some of the EIFS claims also stem from alleged personal injuries from exposure to mold. Dryvit's and our insurers, which include First Colonial Insurance Company, our wholly-owned captive insurance company, are currently paying a substantial portion of Dryvit's defense and/or settlement costs in the EIFS litigation.

WE DEPEND ON A NUMBER OF LARGE CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR NET SALES AND, THEREFORE, SIGNIFICANT DECLINES IN THE LEVEL OF PURCHASES BY THESE CUSTOMERS COULD HARM OUR BUSINESS.

    Certain of our operating companies, particularly in the Consumer Segment, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Canadian Tire, Cotter & Company, Do It Best, The Home Depot, Lowe's Home Centers, W.W. Grainger and Wal-Mart. Sales to our eight largest customers accounted for approximately 23%, 23% and 19% of our consolidated net sales for the fiscal years ended May 31, 2003, 2002 and 2001, respectively, and 50%, 49% and 41% of the Consumer Segment's sales for the same years. For the fiscal years ended May 31, 2003 and 2002, sales to The Home Depot accounted for approximately 12% and 11%, respectively, of our consolidated net sales. If we lose one or more of our key customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our key customers, our net revenues could decline and our operating results and business could be harmed. In addition, our net revenues could decline and our operating results and business could be harmed if we experience any difficulty in collecting amounts due from one or more of our key customers.

MANY OF OUR CUSTOMERS OPERATE IN CYCLICAL INDUSTRIES AND DOWNWARD ECONOMIC CYCLES MAY REDUCE OUR BUSINESS.

    Many of our customers, especially in our Industrial Segment, are in businesses and industries that are cyclical in nature and sensitive to changes in general economic conditions and other factors, including consumer spending and preferences. As a result, the demand for our products by these customers depends, in part, upon general economic conditions. Downward economic cycles affecting the industries of our customers may reduce sales of our products resulting in reductions to our revenues and net earnings.

IF OUR EFFORTS IN ACQUIRING AND INTEGRATING OTHER COMPANIES OR PRODUCT LINES FAIL, OUR BUSINESS MAY NOT GROW.

    As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. Our ability to grow through acquisitions or joint ventures depends upon our ability to identify, negotiate and complete suitable acquisitions or joint venture arrangements. In addition, acquisitions and integration of those acquisitions involve a number of risks, including:

    - inaccurate assessments of disclosed liabilities and the potentially adverse effects of undisclosed liabilities;

    - difficulties in assimilating acquired companies and products into our existing business;

    - delays in realizing the benefits from acquired companies or products, including projected efficiencies, cost savings, revenue synergies and profit margins;

    - diversion of our management's time and attention from other business concerns;

    - difficulties because of our lack of or limited prior experience in any new markets we may enter;

    - difficulties in retaining key employees and customers of the acquired businesses; and

    - increases in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy.

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS.

    We have a significant amount of indebtedness as a result of several of our most recent acquisitions. Our total debt increased from $586 million at May 31, 1999 to approximately $730 million at August 31, 2003. This compares with approximately $902 million in stockholders' equity at August 31, 2003. When these notes were originally offered, we repaid a portion of our indebtedness under our revolving credit facility with the proceeds of the offering. Nevertheless, our level of indebtedness could have important consequences to you. For example, it:

    - may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures, acquisitions, dividend payments or other general corporate purposes;

    - could result in a downgrading of our credit rating, which would increase our borrowing costs and subsequently diminish our financial results and also would likely require us to pay a higher interest rate in future financings which could cause our potential pool of investors and funding sources to decrease;

    - may restrict our operations since our credit facility contains certain financial and operating covenants; or

    - may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have less debt.


WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM FOREIGN MARKETS, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS.


    Our foreign manufacturing operations accounted for approximately 19% of our net sales for the fiscal year ended May 31,

2003, not including exports directly from the United States which accounted for less than 10% of our net sales for fiscal 2003. Our international operations could be adversely affected by changes in political and economic conditions, trade protection measures, restrictions on repatriation of earnings, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Also, changes in exchange rates between the U.S. dollar and other currencies could potentially result in increases or decreases in our costs and earnings and may adversely affect the value of our assets outside the United States.

FLUCTUATIONS IN THE SUPPLY AND PRICES OF RAW MATERIALS COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

    We obtain the raw materials needed to manufacture our products from a number of suppliers. Many of our raw materials are petroleum-based derivatives, minerals and metals. Under normal market conditions, these materials are generally available on the open market and from a variety of producers. From time to time, however, the prices and availability of these raw materials fluctuate, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. If the prices of raw materials increase, and we are unable to pass these increases on to our customers, we could experience reductions to our profit margins.

A LOSS IN THE ACTUAL OR PERCEIVED VALUE OF OUR BRANDS COULD LIMIT OR REDUCE THE DEMAND FOR OUR PRODUCTS.

    Our family of products includes a number of well-known brand names that are used in a variety of industrial maintenance, consumer do-it-yourself and professional applications. We believe that continuing to maintain the strength of our brands is critical to increasing demand for and maintaining widespread acceptance of our products. However, a loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

ENVIRONMENTAL LAWS AND REGULATIONS COULD SUBJECT US TO SIGNIFICANT FUTURE LIABILITIES.

    We are subject to numerous environmental laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection, the sale and export of certain chemicals or hazardous materials, and various health and safety matters, including among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by hazardous substances. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessors', past or present facilities, and at third party disposal sites. We are currently undertaking remedial activities at a number of facilities and properties, and have received notices under the federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws of liability or potential liability in connection with the disposal of material from our current or former operations, and currently unknown conditions could be discovered in the future.

    Our expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on our business, financial condition, results of operations or cash flows. However, the environmental laws under which we operate are numerous, complicated and often increasingly more stringent, and may be applied retroactively. In addition, if we violate or fail to comply with environmental laws, we could be fined or otherwise sanctioned by regulators. We could also be liable for consequences arising out of human exposure to hazardous substances relating to our products or operations. Accordingly, we cannot guarantee that we will not be required to make additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

OUR STOCKHOLDER RIGHTS PLAN AND AMENDED AND RESTATED CHARTER DOCUMENTS MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF US EVEN THOUGH SOME STOCKHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

    Our stockholder rights plan and provisions of our amended and restated certificate of incorporation and by-laws may delay, inhibit or prevent someone from gaining control of us through a tender offer, business combination, proxy contest or some other method even if some of our stockholders might believe a change in control is desirable.

                                 USE OF PROCEEDS

    The selling securityholders will receive all of the net proceeds from the sale of the notes or the underlying shares of common stock under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the notes or the underlying shares of common stock.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is traded on the New York Stock Exchange under the symbol "RPM." The following table sets forth the high and low sale prices on the New York Stock Exchange for the periods indicated.


                                                HIGH      LOW
                                               -------  -------
FISCAL YEAR ENDED MAY 31, 2002
   First Quarter.............................  $ 11.15  $  8.02
   Second Quarter............................  $ 15.05  $  7.91
   Third Quarter.............................  $ 17.08  $ 12.90
   Fourth Quarter............................  $ 17.87  $ 14.15
FISCAL YEAR ENDED MAY 31, 2003
   First Quarter.............................  $ 16.59  $ 11.58
   Second Quarter............................  $ 16.01  $ 12.90
   Third Quarter.............................  $ 15.90  $  9.29
   Fourth Quarter............................  $ 12.50  $  9.10
FISCAL YEAR ENDING MAY 31, 2004
   First Quarter.............................  $ 14.20  $ 12.38
   Second Quarter (through November 3).......  $ 15.17  $ 12.90



    On November 3, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $14.74 per share. As of August 15, 2003, we had approximately 38,684 stockholders of record of our common stock.


    Our stockholders are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may from time to time determine. In fiscal year 2001, we paid a dividend of $0.1225 per share for the first quarter and dividends of $0.1250 per share for the remaining quarters of the fiscal year. In fiscal year 2002, we paid a dividend of $0.1250 per share per quarter. For the first quarter of fiscal 2003, we paid a dividend of $0.1250 per share and for the remaining three quarters of fiscal 2003, we paid dividends of $0.1300 per share per quarter.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods indicated:


                                             FISCAL YEAR ENDED MAY 31,        THREE MONTHS ENDED
                                        ----------------------------------   -------------------
                                        1999  2000  2001  2002(1)  2003(2)     AUGUST 31, 2003
                                        ----  ----  ----  -------  -------   -------------------
Ratio of earnings to fixed charges....  4.75  2.19  2.33    4.03     2.28           $8.92
                                        ====  ====  ====    ====     ====           =====


----------

(1) RPM adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective June 1, 2001, which resulted in a reduction of amortization expense for the fiscal year ended May 31, 2002 by approximately $24 million. Had RPM not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.56 for the fiscal year ended May 31, 2002.

(2) Excluding the impact of the $140 Million asbestos charge, the ratio of earnings to fixed charges would have been 6.04 for the fiscal year ended May 31, 2003.

    For purposes of calculating the ratios, fixed charges consist of interest expense, amortized expenses related to debt and estimated interest portion of operating leases. The ratio of earnings to fixed charges is calculated as follows:


                 (income before income taxes) + (fixed charges)
                 ----------------------------------------------
                                 (fixed charges)

                      DESCRIPTION OF OUR OTHER INDEBTEDNESS

CREDIT FACILITIES


    We have a $500 million, 5-year revolving credit facility with a syndicate of banks, which expires on July 14, 2005 and bears interest tied to LIBOR. Borrowings under the revolving credit facility are unsecured. As of August 31, 2003, we had $93.0 million in the aggregate outstanding under the revolving credit facility at a weighted average interest rate of 2.11%.



    We also have an unsecured credit facility with a bank for $28.0 million which expires on October 12, 2004. We have two revolving multi-currency credit facilities totaling $25.0 million in the aggregate with a bank; one for $15.0 million which expires on December 31, 2005 and another for $10.0 million which expires on December 22, 2003. The unsecured line of credit and revolving multi-currency credit facilities bear interest tied to one of various rates. As of August 31, 2003, we had $9.0 million in the aggregate outstanding under the unsecured line of credit and $2.2 million in the aggregate outstanding under the revolving multi-currency credit facilities.


SECURITIZATION TRANSACTION


    In June 2002 we entered into a securitization transaction with several banks for certain of our subsidiaries, providing for a wholly-owned special purpose entity ("SPE") to receive investments of up to $125 million. This securitization is accomplished by having certain subsidiaries sell various of their accounts receivable to the SPE, and by having the SPE then transfer those receivables to a conduit administered by the banks. This securitization transaction did not constitute a form of off-balance sheet financing, and is fully reflected in our financial statements. This transaction increases our liquidity and reduces our financing costs by replacing up to $125 million of existing borrowings at lower interest rates. As of August 31, 2003, $104.0 million was securitized under this arrangement.


COMMERCIAL PAPER PROGRAM


    We have recently established a $200 million non-rated commercial paper program under which borrowings are unsecured and are issued for terms of 270 days or less. As of August 31, 2003, there was $64.3 million outstanding under this commercial paper program, the proceeds of which were used to reduce the outstanding balance on our revolving credit facility. Our $500 million revolving credit facility is available to back up our commercial paper program to the extent it is not drawn upon.


SENIOR NOTES

    In November 2001, we issued and sold $30 million aggregate principal amount of 7.3% Senior Unsecured Notes due 2008, $10 million aggregate principal amount of 6.61% Senior Unsecured Notes due 2006, and $15 million aggregate principal amount of 6.12% Senior Unsecured Notes due 2004.

    In March 1998, we issued and sold $100 million aggregate principal amount of Senior Unsecured Notes due 2008. The notes bear interest at the three month LIBOR rate.

    In June 1995, we issued and sold $150 million aggregate principal amount of 7.0% Senior Unsecured Notes due 2005.


    We also have other notes and mortgages payable at various rates of interest due in installments through 2011, substantially secured by property. As of August 31, 2003, we had $2.5 million outstanding under these other notes and mortgages payable.

                              DESCRIPTION OF NOTES

    The notes were issued under an indenture, dated as of May 13, 2003, between RPM International Inc., as issuer, and The Bank of New York, as trustee. The notes constitute senior debt securities under the indenture. The following summarizes the material provisions of the notes and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the registration rights agreement and the notes, which we urge you to read because they define your rights as a note holder. Copies of the indenture, registration rights agreement and form of the note have been filed with the SEC as exhibits to this registration statement. As used in this description of notes, the words "we," "us," "our" or "RPM" refer only to RPM International Inc. and do not include any current or future subsidiary of RPM International Inc.

GENERAL

    The notes are limited to $297,000,000 aggregate principal amount at maturity. The notes will mature on May 13, 2033. The principal amount at maturity of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

    The notes bear cash interest at the rate of 1.389% per year on the principal amount at maturity from the issue date, or from the most recent date to which interest has been paid or provided for, until May 13, 2008. During such period, cash interest will be payable semiannually in arrears on May 13 and November 13 of each year, commencing on November 13, 2003, to holders of record at the close of business on the April 28 or October 29 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

    The notes were sold to the initial purchasers at a substantial discount from their $1,000 principal amount at maturity. The notes were issued at an issue price of $505.19 per note. Beginning May 13, 2008, for non-tax purposes the notes will accrue original issue discount while they remain outstanding at a rate of 2.75% per year. Original issue discount is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

    The notes are debt instruments subject to treasury regulations governing contingent payment debt instruments. Even if we do not pay any contingent cash interest on the notes, holders are required to include accrued tax original issue discount (including the portion of the tax original issue discount represented by cash interest payments) in their gross income for federal income tax purposes as it accrues from May 13, 2003. The rate at which the tax original issue discount will accrue will exceed the stated yield of 2.75% for accrued original issue discount. See "Material United States Federal Income Tax Consequences."

    Original issue discount or cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

    Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

RANKING OF THE NOTES

    The notes are senior unsecured obligations of RPM and rank equal in right of payment to all of our other senior unsecured indebtedness. The notes are effectively subordinated to any future secured indebtedness to the extent of the assets securing such indebtedness. In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available therefor. See "Risk Factors -- Risks Related to the Offering -- Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. The notes are also effectively subordinated to any existing and future liabilities of our subsidiaries" and "-- We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the notes."


    As of August 31, 2003, we had an aggregate of $104.2 million of secured indebtedness outstanding and $625.8 million of senior unsecured indebtedness outstanding. As of August 31, 2003, our consolidated subsidiaries had an aggregate of $4.8 million of indebtedness outstanding.


CONVERSION RIGHTS

    A holder may convert a note in integral multiples of $1,000 principal amount at maturity, into common stock only if the conditions for conversion described below are satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    For each $1,000 principal amount at maturity of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 27.0517 shares of our common stock, subject to adjustment upon the occurrence of the events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our common stock for the notes surrendered as described below. The ability to surrender notes for conversion will expire at the close of business on May 11, 2033.

    To convert a note into shares of common stock, a holder must:

    - complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

    -  surrender the note to the conversion agent;

    - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

    -  if required, pay all transfer or similar taxes.

    On conversion of a note, a holder will not receive any cash payment of interest representing accrued original issue discount or, except as described below, any accrued cash interest or contingent cash interest. Instead, accrued original issue discount or accrued cash interest or contingent cash interest will be deemed paid by the shares of common stock received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder's fractional shares, will thus be deemed:

    - to satisfy our obligation to pay the principal amount at maturity of the note;

    - to satisfy our obligation to pay accrued original issue discount or accrued cash interest attributable to the period from the issue date through the conversion date; and

    - to satisfy our obligation to pay accrued and unpaid contingent cash interest.

    As a result, accrued original issue discount or accrued cash interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment shall be required.

    If contingent cash interest is payable to holders of notes during any particular six-month period, and such notes are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such notes at the close of business on the accrual or record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment shall be required.

    The conversion rate will not be adjusted for accrued original issue discount, accrued cash interest, any contingent cash interest or interest payable upon occurrence of a tax event. A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering notes for conversion, see "Material United States Federal Income Tax Consequences."

    In lieu of delivery of shares of our common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) based on the average sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or (b) the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "-- Redemption of Notes at Our Option." If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "-- Events of Default and Acceleration" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

    We will adjust the conversion rate for:

        (1) dividends or distributions on our common stock payable in our common stock or other capital stock of RPM;

        (2) subdivisions, combinations or certain reclassifications of our common stock;

        (3) distributions to all holders of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days of such distribution at less than the then current sale price of our common stock at that time; and

        (4) distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities issued by us or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). "Extraordinary cash dividends" means the amount of any cash dividend or distribution that, together with all other cash dividends paid during the preceding 12-month period, are on a per share basis in excess of the sum of (i) 5% of the sale price of the shares of our common stock on the day preceding the date of declaration of such dividend or distribution and (ii) the quotient of the amount of any contingent cash interest paid on a note during such 12-month period divided by the number of shares of common stock issuable upon conversion of a note at the conversion rate in effect on the payment date of such contingent cash interest.

    In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

    In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

    No adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

    In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

    -  the issuance of such rights;

    -  the distribution of separate certificates representing such rights;

    - the exercise or redemption of such rights in accordance with any rights agreement; or

    -  the termination or invalidation of such rights.

    The indenture permits us to increase the conversion rate from time to time.

    Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

    - a taxable distribution to holders of common stock that results in an adjustment of the conversion rate on the notes;

    -  an increase in the conversion rate at our discretion; or

    -  failure to adjust the conversion rate in some instances.

    See "Material United States Federal Income Tax Consequences."

    If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of RPM or another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction.

    Upon determining that the holders are or will be entitled to convert their notes into shares of common stock in accordance with these provisions, we will promptly issue a press release and publish such information on our website or otherwise publicly disclose this information.

    CONVERSION BASED ON COMMON STOCK PRICE

    Commencing after May 31, 2003, holders may surrender notes for conversion into shares of our common stock in any fiscal quarter (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

    The accreted conversion price per share as of any day will equal the sum of the issue price of a note plus the accrued original issue discount, if any, divided by the number of shares of common stock issuable upon conversion of a note on that day, subject to any adjustments to the conversion rate through that day. The closing sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

    The conversion trigger price per share of our common stock in respect of each of the first 20 fiscal quarters following issuance of the notes is $22.41. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 120%. Thereafter, the accreted conversion price per share of common stock increases each fiscal quarter by the accreted original issue discount for the quarter. The conversion trigger price per share for the fiscal quarter beginning March 1, 2033 is $44.12. The foregoing conversion trigger prices assume that no events have occurred that would require an adjustment to the conversion rate.

    CONVERSION RIGHTS BASED ON CREDIT RATINGS DOWNGRADE

    Holders may also surrender notes for conversion during any period in which the credit rating assigned to the notes is Ba3 or lower by Moody's or BB or lower by Standard & Poor's, the notes are no longer rated by either Moody's or Standard & Poor's, or the credit rating assigned to the notes has been suspended or withdrawn by either Moody's or Standard & Poor's. The notes will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are increased above such levels.

    CONVERSION BASED ON REDEMPTION

    A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    A "business day" is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. A "trading day" is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq system, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

    CONVERSION UPON OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS

    If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until the date that is 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of RPM or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction. If such transaction also constitutes a change in control of RPM, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "-- Change in Control Permits Purchase of Notes by RPM at the Option of the Holder."

    The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

CONTINGENT CASH INTEREST

    Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of the notes during any six-month period from May 14 to November 13 and from November 14 to May 13, commencing May 14, 2008 if the average market price of the notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for a note to the day immediately preceding the first day of the applicable six-month period.

    The amount of contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal the annual rate of 1.0% of the average market price of a note for the five trading day measurement period. For United States federal income tax purposes, the notes will constitute contingent payment debt instruments.

    Contingent cash interest, if any, will accrue and be payable to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.

    The market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

    -  at least three such bids are not obtained by the bid solicitation agent;
       or

    - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the market price of the note will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

    The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

    Upon determination that note holders will be entitled to receive contingent cash interest during a relevant six-month period, we will issue a press release and publish such information on our website or through such other public medium as we may use at that time.

    We may unilaterally increase the amount of contingent cash interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

REDEMPTION OF NOTES AT OUR OPTION

    No sinking fund is provided for the notes. Prior to May 13, 2008, we cannot redeem the notes at our option. Beginning on May 13, 2008, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of notes.

    If redeemed at our option, the notes will be redeemed at a price equal to the sum of the issue price plus accrued original issue discount and accrued and unpaid cash interest, if any, on such notes to the applicable redemption date. The table below shows the redemption prices of a note on May 13, 2008, on each May 13 thereafter prior to maturity and at maturity on May 13, 2033. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount that has accrued on such note since the immediately preceding date in the table below.


                                (1)              (2)               (3)
                            NOTE ISSUE        ACCRUED          REDEMPTION
   REDEMPTION DATE          ----------        ORIGINAL            PRICE
       MAY 13:                PRICE        ISSUE DISCOUNT        (1)+(2)
--------------------          -----        --------------        -------
2008.................       $   505.19     $         0.00      $   505.19
2009.................           505.19              13.99          519.18
2010.................           505.19              28.36          533.55
2011.................           505.19              43.14          548.33
2012.................           505.19              58.32          563.51
2013.................           505.19              73.92          579.11
2014.................           505.19              89.96          595.15
2015.................           505.19             106.44          611.63
2016.................           505.19             123.37          628.56
2017.................           505.19             140.78          645.97
2018.................           505.19             158.66          663.85
2019.................           505.19             177.05          682.24
2020.................           505.19             195.94          701.13
2021.................           505.19             215.35          720.54
2022.................           505.19             235.30          740.49
2023.................           505.19             255.81          761.00
2024.................           505.19             276.88          782.07
2025.................           505.19             298.53          803.72
2026.................           505.19             320.79          825.98
2027.................           505.19             343.66          848.85
2028.................           505.19             367.16          872.35
2029.................           505.19             391.32          896.51
2030.................           505.19             416.14          921.33
2031.................           505.19             441.65          946.84
2032.................           505.19             467.87          973.06
At stated maturity...           505.19             494.81        1,000.00


    If we convert the notes to semiannual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the notes be redeemed prior to May 13, 2008. For more information on this optional conversion, see "Optional Conversion to Semiannual Coupon Notes upon Tax Event."

    If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

PURCHASE OF NOTES BY RPM AT THE OPTION OF THE HOLDER

    On the purchase dates of May 13, 2008, May 13, 2013, May 13, 2018, May 13, 2023 and May 13, 2028, we may, at the option of the holder, be required to purchase, at the purchase price set forth below plus accrued cash interest, if any, to the purchase date, all or a portion of such holder's outstanding notes for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

    The purchase price of a note will be:

    -  $505.19 per note on May 13, 2008;

    -  $579.11 per note on May 13, 2013;

    -  $663.85 per note on May 13, 2018;

    -  $761.00 per note on May 13, 2023; and

    -  $872.35 per note on May 13, 2028.

The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount, if any, on such notes as of the applicable purchase date. We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof. See "Material United States Federal Income Tax Considerations -- United States Holders -- Sale, Exchange, Conversion or Redemption of Notes."

    If prior to a purchase date the notes have been converted to semiannual coupon notes following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid cash interest from the date of the conversion to the purchase date. For more information on this optional conversion, see "-- Optional Conversion to Semiannual Coupon Notes upon Tax Event."

    We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

    -  the amount of the purchase price;

    - whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentage of each;

    - if we elect to pay in common stock, the calculation of the market price of the common stock; and

    - the procedures that holders must follow to require us to purchase their notes.

    The purchase notice given by each holder electing to require us to purchase notes shall state:

    - the certificate numbers of the holder's notes to be delivered for purchase;

    - the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

    - that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

    - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

       (a) to withdraw the purchase notice as to some or all of the notes to which it relates; or

       (b) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

    If the purchase price for the notes subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice.

    Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

    -  the principal amount at maturity being withdrawn;

    -  the certificate numbers of the notes being withdrawn; and

    - the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

    If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares we deliver will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock. We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Material United States Federal Income Tax Consequences."

    The market price of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence that would result in an adjustment of the conversion rate with respect to the common stock. See "-- Conversion Rights" for a description of the manner in which the sale price of our common stock is determined.

    Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website or through such other public medium as we may use at that time.

    Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

    - listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq system;

    - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

    - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

    If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. See "Material United States Federal Income Tax Consequences." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will, if required:

    - comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    -  file Schedule TO or any other required schedule under the Exchange Act.

    Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

    If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

    No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES BY RPM AT THE OPTION OF THE HOLDER

    In the event of a change in control of RPM, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's notes. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

    We will be required to purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, on such note to such date of purchase.

    If prior to such date of purchase upon a change in control the notes have been converted to semiannual coupon notes following the occurrence of a tax event, we will be required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to such date of purchase.

    Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

    -  the events causing a change in control;

    -  the date of such change in control;

    -  the last date on which the purchase right may be exercised;

    -  the change in control purchase price;

    -  the change in control purchase date;

    -  the name and address of the paying agent and the conversion agent;

    - the conversion rate and any adjustments to the conversion rate resulting from such change in control;

    - that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

    -  the procedures that holders must follow to exercise these rights.

    To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

    -  the certificate numbers of the notes to be delivered by the holder;

    - the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

    - that we are to purchase such notes pursuant to the applicable provisions of the notes.

    Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal shall state:

    -  the principal amount at maturity being withdrawn;

    -  the certificate numbers of the notes being withdrawn; and


    - the principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

    Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

    If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, cash interest or original issue discount on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

    Under the indenture, a "change in control" of RPM is deemed to have occurred at such time as:

    - any person, including its respective affiliates and associates, other than RPM, its subsidiaries or their employee benefit plans, files a
       Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock and other capital stock with equivalent voting rights, or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

    - there shall be consummated any share exchange, consolidation or merger of RPM pursuant to which the common stock would be converted into cash, securities or other property in which the holder of our common stock and other capital stock with equivalent voting rights immediately prior to the share exchange, consolidation or merger, have directly or indirectly, less than a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

    The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

    In connection with any purchase offer in the event of a change in control, we will:

    - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    -  file Schedule TO or any other required schedule under the Exchange Act.

    The change in control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of RPM. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

    -  to accumulate shares of common stock;

    - to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

    - part of a plan by management to adopt a series of anti-takeover provisions.

Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

    We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

    No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

EVENTS OF DEFAULT AND ACCELERATION

    The following are events of default under the indenture:

    - default in the payment of any principal amount (including accrued original issue discount and, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount) at maturity, redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

    - default in payment of any interest under the notes, which default continues for 30 days;

    - our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

    - default in the payment of principal when due or resulting in acceleration of other indebtedness of RPM or any subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50.0 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

    - one or more judgments or orders shall have been rendered against us or any of our subsidiaries for the payment of money in excess of $100 million, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), which has not been discharged and (a) an enforcement proceeding upon such judgment or order has been commenced or (b) such judgment or order has been stayed for a period of 60 consecutive days; or

    -  certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration, and any accrued and unpaid cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the notes plus the original issue discount accrued thereon, together with any accrued cash interest (or, if the notes have been converted to semiannual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) through the occurrence of such event shall automatically become and be immediately due and payable. If a bankruptcy proceeding is commenced in respect of us, the claim of the beneficial owner of a note may be limited, under Section 502(6)(2) of Title 11 of the United States Code, to the issue price of the note plus the original issue discount and any contingent cash interest which has accrued as of the commencement of the proceeding.

CONSOLIDATION, MERGERS OR SALES OF ASSETS

    The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

    - the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

    - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

    -  other conditions described in the indenture are met.

    Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of RPM, permitting each holder to require us to purchase the notes of such holder as described above.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTES UPON TAX EVENT

    From and after the date of the occurrence of a tax event we shall have the option to elect to have interest in lieu of future accrued original issue discount or cash interest accrue at 2.75% per year on a principal amount per note equal to the sum of the issue price, accrued original issue discount and accrued cash interest, if any, on such note on the date of the tax event or the date on which we exercise such option, whichever is later.

    Such interest shall accrue from the option exercise date, and shall be payable semiannually on the interest payment dates of May 13 and November 13 of each year to holders of record at the close of business on the April 28 or October 29 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or, if no interest is payable or has been paid or provided for, from the option exercise date. In the event that we exercise our option to pay interest in lieu of accrued original issue discount or accrued cash interest, if any, the redemption price, purchase price and change in control purchase price on the notes will be adjusted. However, there will be no change in the holder's conversion rights.

    A "tax event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of

    - any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

    - any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that accrued original issue discount payable on the notes either:

    -  would not be deductible on a current accrual basis; or

    -  would not be deductible under any other method;

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

    If a legislative proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

    - deduct the interest, including the accrued original issue discount, payable on the notes on a current accrual basis; or

    - deduct the interest, including accrued original issue discount, payable on the notes under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the notes would be subject to modification at our option as described above.

    The modification of the terms of notes by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the notes with respect to the semiannual payments of interest due on the notes after the date on which we exercise our option to pay interest in lieu of accrued original issue discount or accrued cash interest, if any, on the notes.

MODIFICATION

    The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note is required to:

    - alter the manner of calculation or rate of accrual of original issue discount or interest on any note or change the time of payment;

    - make any note payable in money or securities other than that stated in the note;

    -  change the stated maturity of any note;

    - reduce the principal amount at maturity, restated principal amount, issue price, accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any note;

    - make any change that adversely affects the rights of a holder to convert any note;

    - make any change that adversely affects the right to require us to purchase a note;

    - impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; or

    - change the provisions in the indenture that relate to modifying or amending the indenture.

    Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes:

    - to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

    - to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

    -  to secure our obligations in respect of the notes;

    - to cure any ambiguity, omission, defect or inconsistency in the indenture; or

    - to make any change that does not adversely affect the rights of any holder of the notes.

    The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

    - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

    - waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF NOTES

    We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of contingent cash interest payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a bankruptcy proceeding is commenced in respect of RPM, the claim of a holder of a note is, under title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any unpaid cash interest or contingent cash interest, that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW

    The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

    The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the notes. The Bank of New York is an affiliate of BNY Capital Markets, Inc., one of the initial purchasers of the notes.

BOOK-ENTRY SYSTEM

    The notes were issued in the form of global securities without coupons held in fully registered book-entry form. DTC or its nominee, Cede & Co., is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC.

Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. RPM and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

    Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

    - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

    - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

    -  a default under the indenture occurs and is continuing.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REGISTRATION RIGHTS

    When we issued the notes, we entered into a registration rights agreement with the initial purchasers. As required under that agreement, we have filed with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, covering resale of the notes and the shares of our common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use reasonable best efforts to keep the shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of RPM under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We are permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period.

    We have agreed to pay predetermined liquidated damages as described herein ("liquidated damages") to holders of the notes and holders of shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above. Such liquidated damages shall accrue until such unavailability is cured, (i) in respect of any notes, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any shares of common stock issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.5% thereafter of the then applicable conversion price (as defined below). So long as the unavailability continues, we will pay liquidated damages in cash on May 13 and November 13 of each year to the holders of record of the notes or shares of common stock on the immediately preceding April 28 or October 29. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

    A holder who sells notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally is required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder and the trustee copies of such prospectus, notify each registered holder and the trustee when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

    The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of notes, the sum of the initial issue price of such notes plus accrued original issue discount and any accrued cash interest with respect to such notes through such date of determination or, if no notes are then outstanding, such sum calculated as if such notes were then outstanding.

    The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

    Under the terms of the registration rights agreement, we agreed to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. A holder who sells notes or shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in this prospectus (or a supplement to that prospectus) and to deliver a prospectus (together with any prospectus supplement) to purchasers. The holder is also bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions).

    THIS SUMMARY OF CERTAIN PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THIS REGISTRATION STATEMENT.

                        DESCRIPTION OF OUR CAPITAL STOCK

    The following description of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws is a summary only and is subject to the complete text of our amended and restated certificate of incorporation and by-laws and the rights agreement between us and the rights agent named therein, which we have filed as exhibits to this registration statement.

    Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of August 15, 2003, there were 115,592,050 shares of common stock outstanding, net of treasury shares, held by approximately 38,684 stockholders of record. No shares of preferred stock were outstanding as of the date of this prospectus.

COMMON STOCK

    The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders generally, including the election of directors. There are no cumulative voting rights, and, as a result, a plurality of stockholders voting are able to elect directors. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of outstanding shares of preferred stock, if any. The holders of common stock have no preemptive or similar rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

    -  dividend rights;

    -  voting powers;

    -  preemptive rights;

    -  conversion rights;

    -  redemption rights; and

    -  liquidation rights.

    The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

RIGHTS PLAN

    RIGHTS

    In connection with the 2002 reincorporation, we assumed the Rights Agreement by and between RPM, Inc. and National City Bank (as successor to Computershare Investor Services, formerly Harris Trust and Savings Bank), dated as of April 28, 1999, as amended. Our board of directors has declared a dividend of one right for each outstanding share of common stock. Rights have been issued in connection with each outstanding share of common stock; and rights will be issued in connection with shares of common stock issued subsequently until the distribution date, and, in certain circumstances, for shares of common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one-tenth of a share of common stock at a price of $7.00 or $70.00 per whole share, subject to adjustment in certain circumstances. A more detailed description and the terms of the rights are set forth in the rights agreement. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as a stockholder, including the right to vote or to receive dividends.

    DISTRIBUTION DATE

    Under the rights agreement, the "distribution date" is the earlier of:

        (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), unless provisions preventing accidental triggering of the distribution of the rights apply; and

        (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

    TRIGGERING EVENT AND EFFECT OF TRIGGERING EVENT

    When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

    If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person, or if 50% or more of our assets or assets representing 50% or more of our earning power are sold to an acquiring person or an affiliate or associate of an acquiring person, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of shares of common stock of such corporation which at the time of the transaction would have a market value of twice the purchase price.

    Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

    REDEMPTION

    At any time prior to the earlier of (i) such time as a person or group becomes an acquiring person and (ii) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $.001 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one share of common stock, subject to adjustment.

    AMENDMENT

    At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or further amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person or the time during which the rights may be redeemed, except that no supplement or amendment shall be made that reduces the redemption price other than under certain adjustments therein.

    CERTAIN EFFECTS OF THE RIGHTS AGREEMENT

    The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights agreement may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND THE DELAWARE GENERAL CORPORATION LAW

    There are provisions in our amended and restated certificate of incorporation and amended and restated by-laws, and Delaware General Corporation Law that could discourage potential takeover attempts. They could also make it more difficult for stockholders to change management. These provisions could adversely affect the market price of our common stock. These provisions include:

    AUTHORIZED BUT UNISSUED STOCK

    The authorized but unissued common stock and preferred stock may be issued without stockholder approval (although the board of directors has represented that it will not issue any series of preferred stock for any defensive or anti-takeover purpose without stockholder approval). Authorized but unissued stock may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    STAGGERED BOARD

    Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. In addition, under Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws, our directors may be removed from office by the stockholders only for cause and only in the manner provided for in our amended and restated certificate of incorporation. These factors may maintain the incumbency of our board of directors.

    AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, in general, to amend a corporation's certificate of incorporation, the directors of the corporation must first adopt a resolution deeming the amendment advisable and then the holders of a majority of the outstanding stock entitled to vote must vote in favor of the amendment. Our amended and restated certificate of incorporation does not change the effect of Delaware law in this regard, except that the provision in our amended and restated certificate of incorporation regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

    AMENDMENT OF BY-LAWS

    Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our amended and restated certificate of incorporation and amended and restated by-laws grant our board of directors the power to adopt, amend or repeal our by-laws at any meeting of the board. Our stockholders also may adopt, amend or repeal our by-laws by a vote of a majority of our voting stock, except that the provision in our amended and restated by-laws regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

    STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

    Our amended and restated by-laws provide that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that, unless otherwise prescribed by law, a special meeting of stockholders may be called only by the chairman of the board, the president, a majority of the board of directors or the chairman of the board or president at the written request of stockholders holding a majority of our voting stock.

    INTERESTED STOCKHOLDER RULE

    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a corporation's voting stock, or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years after becoming an interested stockholder unless:

    - the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

    - following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

    Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

LIMITATIONS ON LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Delaware law and Article VIII of our amended and restated certificate of incorporation, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

    -   for any breach of the duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law;

    - for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

    Under Delaware law, Delaware corporations may indemnify directors and officers from liability if the person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the person had no reason to believe his or her action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Delaware law require indemnification of any director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. Delaware law permits corporations to advance amounts to directors and officers in payment of expenses. The indemnification authorized by Delaware law is not exclusive and is in addition to any other rights granted to directors under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Our indemnification arrangements are set forth in our amended and restated certificate of incorporation. Article IX of our amended and restated certificate of incorporation provides that we shall indemnify any person against all expenses, liability and loss reasonably incurred or suffered by such person in connection with the defense of either any action, suit or proceeding to which he or she may be a party defendant or any claim of liability asserted against such person by reason of the fact that he or she is or was our director or he or she is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her action was unlawful.

    In addition, unless ordered by a court, indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because the person has met the applicable standard of conduct under Delaware law. This determination is made, with respect to a person who is a director or officer at the time of such determination, by (i) a majority vote of the directors who are not parties to or threatened with the action, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (iv) the stockholders. The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which a director or officer may be entitled to under any statute, our amended and restated certificate of incorporation, our amended and restated by-laws, any agreement, a vote of stockholders or disinterested directors or otherwise. We have also entered into indemnity agreements under which we have agreed, among other things, to indemnify our directors and officers to the maximum extent then authorized or permitted by our amended and restated certificate of incorporation or Delaware law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is National City Bank. Its address is 1900 E. 9th Street, Cleveland, Ohio 44114, and its telephone number is (800) 622-6757.

LISTING

    Our common stock is listed on the New York Stock Exchange under the trading symbol "RPM."

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This is a summary of material United States federal income tax consequences relevant to holders of the notes and, where noted, common stock issuable upon conversion or repurchase of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. The discussion below deals only with notes and common stock held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, partnerships or other entities classified as partnerships for United States federal income tax purposes, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, persons who hold the notes whose functional currency is not the United States dollar or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedge," "conversion" or other risk-reduction transaction for tax purposes. It also is limited to original purchasers of notes who acquire the notes at the issue price (as defined below). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes or our common stock arising under the laws of any state, local, foreign or other taxing jurisdiction.

    We do not address all of the tax consequences that may be relevant to a holder of notes. In particular, we do not address:


    _   the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes or common stock;


    - the United States federal estate (other than with respect to Non-United States Holders, as defined below), gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes or common stock; and

    - any state, local or foreign tax consequences of the purchase, ownership or disposition of notes or common stock.

    No statutory or judicial authority directly addresses the treatment of the notes or of instruments similar to the notes for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has recently issued a revenue ruling (Revenue Ruling 2002-31) with respect to instruments similar to the notes. To the extent it addresses the issues, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS, however, with respect to any specific federal income tax consequences applicable to the notes. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

    WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES AND COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE NOTES

    We have received an opinion from our counsel, Calfee, Halter & Griswold LLP, that the notes will be treated as indebtedness for United States federal income tax purposes and will be subject to the Treasury regulations governing contingent payment debt instruments (to which we refer as the "contingent debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including generally our determination of the rate at which interest will be deemed to accrue on the notes (and the related "projected payment schedule" determined by us as described below).

    Notwithstanding the recent issuance by the IRS of the revenue ruling mentioned above, the proper application of the contingent debt regulations to the notes is not entirely certain, and no assurance can be given that the IRS will not assert that the notes should be treated in a manner different from that described below. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. In particular, the IRS might take the position that a holder should accrue interest income at a higher or lower rate, that a holder should not recognize income or gain upon the conversion of a note, or that a holder should recognize capital gain or loss upon a taxable disposition of a note. Accordingly, holders are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the notes (including alternative characterizations of the notes) and with respect to any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction.

    The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

UNITED STATES HOLDERS

    For purposes of this discussion, a United States Holder is a beneficial owner of the notes or common stock who or which is any of the following:

    - a citizen or individual resident of the United States for United States federal income tax purposes;

    - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

    - an estate if its income is subject to United States federal income taxation regardless of its source; or

    - a trust if (i) a United States court can exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of its substantial decisions.

    Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, may also be treated as United States Holders.

    ACCRUAL OF INTEREST ON THE NOTES

    Pursuant to the contingent debt regulations, United States Holders of the notes are required to accrue interest income on the notes on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, United States Holders of the notes are required to include interest in income each year in excess of the accruals on the notes for non-tax purposes and in excess of any interest payments actually received in that year.

    The contingent debt regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

        (i) the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

        (ii) divided by the number of days in the accrual period; and

        (iii) multiplied by the number of days during the accrual period that the United States Holder held the notes.

    A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes.

    Calfee, Halter & Griswold LLP, our counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Based in part on that advice, we have determined that the "comparable yield" on the notes is 5.05%, compounded semi-annually, which is the yield we believe we would pay, as of the initial issue date of the notes, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to the notes. As was noted above, however, the precise manner of calculating the comparable yield is not entirely clear. Accordingly, there can be no assurance that the IRS will not challenge our calculation of the comparable yield or that such a challenge would not be successful.

    The contingent debt regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments (to which we refer as "projected payments") on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature of the notes. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon the conversion of a note is treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. United States Holders may also obtain the projected payment schedule by submitting a written request for such information to us at: RPM International Inc., Attn: Treasurer, P.O. Box 777, 2628 Pearl Road, Medina, Ohio 44258.

    For United States federal income tax purposes, a United States Holder must use the comparable yield and the projected payment schedule in the indenture in determining its interest accruals and the adjustments thereto (described below) in respect of the notes, unless such United States Holder timely discloses and justifies the use of other estimates to the IRS. A United States Holder that determines its own comparable yield or projected payment schedule must also establish that our comparable yield or projected payment schedule is unreasonable.

    THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT USED FOR ANY PURPOSE OTHER THAN TO DETERMINE A HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THERETO IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THEY DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES OR THE VALUE AT ANY TIME OF THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED.

    We may be required to make payments of liquidated damages if the prospectus is unavailable for a period exceeding 45 days in any 3-month period or exceeding 120 days in any 12-month period, as described under "Description of Notes -- Registration Rights." We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to United States Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. If we do fail to make the prospectus available within the prescribed time periods, United States Holders of notes should consult their own tax advisors concerning the appropriate tax treatment of any payment of liquidated damages with respect to the notes.

    ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

    If, during any taxable year, a United States Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the United States Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The United States Holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion or repurchase of the notes) received in that year.

    If a United States Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the United States Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This negative adjustment will
(i) reduce the United States Holder's interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the United States Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

    SALE, EXCHANGE, CONVERSION OR REDEMPTION OF NOTES

    Generally, the sale or exchange of a note or the redemption of a note for cash will result in taxable gain or loss to a United States Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes, which generally is binding on holders of notes, includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, upon either (i) the conversion of a note or (ii) a United States Holder's exercise of its option to require us to repurchase its note that we elect to purchase with common stock, we intend to treat the receipt of common stock by the United States Holder as a payment under the contingent debt regulations. Under this treatment, a conversion of a note into common stock, or a repurchase where we elect to pay in common stock, will also result in taxable gain or loss to a United States Holder.

    The amount of gain or loss on a sale, exchange, conversion or redemption will be equal to the difference between (i) the amount of cash plus the fair market value of any other property received by the United States Holder, including the fair market value of any common stock received, and (ii) the United States Holder's adjusted tax basis in the note.

    A United States Holder's adjusted tax basis in a note will generally be equal to the United States Holder's original purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

    Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations.

    A United States Holder's tax basis in common stock received upon a conversion of a note, or upon a United States Holder's exercise of a put right that we elect to pay in common stock, will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or repurchase.

    CONSTRUCTIVE DIVIDENDS TO HOLDERS OF NOTES

    If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

    For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend generally would result in deemed dividend treatment to holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not.

    DIVIDENDS ON COMMON STOCK

    If we make distributions on our common stock, those distributions will generally be treated as dividends to a United States Holder of our common stock to the extent of our current or accumulated earnings and profits as of the year of distribution, then as tax-free return of capital to the extent of the United States Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

    DISPOSITION OF COMMON STOCK

    Upon the sale, exchange or other disposition of common stock received on conversion or repurchase of a note, a United States Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition and (ii) the United States Holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the United States Holder's holding period for the common stock is more than one year. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means a beneficial holder of a note or common stock that, for United States federal income tax purposes, is one of the following:

    - an individual who is classified as a nonresident for United States federal income tax purposes;

    -   a foreign corporation; or

    - an estate or trust that is not a United States estate or trust, as described above.

    NOTES

    Payments on the notes made to a Non-United States Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that (i) such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest, (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below, (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange), and (v) we are not and have not been a United States real property holding corporation ("USRPHC") at any time within the five-year period preceding the disposition or the Non-United States Holder's holding period, whichever is shorter. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC. (Even if we were to become a USRPHC, so long as our common stock continued to be traded regularly on an established securities market, only a Non-United States Holder of notes with a fair market value on the date of their acquisition greater than 5% of the total fair market value of our common stock would be subject to United States federal income tax on the sale or exchange of such notes.) There can be no assurance that our common stock will continue to be regularly traded on an established securities market.

    The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

    If a Non-United States Holder of a note were deemed to have received a constructive dividend (see "United States Holders -- Constructive Dividends to Holders of Notes" above), the Non-United States Holder would generally be subject to United States withholding tax at a 30% rate on the taxable amount of such dividend (which generally would be satisfied by withholding subsequent payments on the notes) subject to reduction (i) by an applicable treaty if the Non-United States Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

    COMMON STOCK

    Dividends paid to a Non-United States Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (i) by an applicable treaty if the Non-United States Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

    A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of common stock unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a USRPHC at any time within the five-year period preceding the disposition or the Non-United States Holder's holding period, whichever is shorter. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC. If we become a USRPHC, so long as our common stock continues to be traded regularly on an established securities market, only a Non-United States Holder who actually or constructively owns (or owned at any time during the five-year period ending on the date of disposition) more than 5% of our common stock will be subject to United States federal income tax on the sale or exchange thereof. There can be no assurance that our common stock will continue to be regularly traded on an established securities market.

    INCOME EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS

    If a Non-United States Holder of notes or common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on the stock, or gain realized on the sale or exchange of the notes or common stock is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest, dividends and any gain realized on the sale or exchange of the notes or stock in the same manner as if it were a United States Holder. Such a Non-United States Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax on its effectively connected earnings and profits at a 30% rate or a lower rate as may be specified by an applicable tax treaty.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to the conversion of a note) on, and the proceeds of dispositions of, the notes will be subject to information reporting and may be subject to the United States federal withholding tax if a United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-United States Holder may be subject to United States backup withholding tax on payments on the notes and on proceeds from a sale or other disposition notes unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a Non-United States Holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

TAX EVENT

    The modification of the terms of the notes by us upon a Tax Event as described in "Description of Notes -- Optional Conversion to Semiannual Cash Pay Upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date.

                             SELLING SECURITYHOLDERS

    The notes originally were issued by us and sold by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Securities, Inc., BNY Capital Markets, Inc., Bank One Capital Markets, Inc. and McDonald Investments Inc., a Keycorp Company, as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the notes and the underlying common stock.


    The table below sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the notes are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to October 31, 2003. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.


    Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading "Plan of Distribution" below:


                                       PRINCIPAL
                                       AMOUNT OF                          NUMBER OF        NUMBER OF
                                         NOTES                             SHARES OF       SHARES OF        PERCENTAGE
                                     BENEFICIALLY     PERCENTAGE OF      COMMON STOCK    COMMON STOCK        OF COMMON
             NAME OF                   OWNED THAT         NOTES          BENEFICIALLY     THAT MAY BE          STOCK
    SELLING SECURITYHOLDER (1)        MAY BE SOLD      OUTSTANDING        OWNED (2)       SOLD (3)(4)     OUTSTANDING (5)
---------------------------------    ------------     -------------      ------------    ------------     ---------------
AIG DKR SoundShore Opportunity        $ 2,000,000           *                --             54,103               *
Holding Fund Ltd.

AM Investment E Fund Ltd.               5,440,000         1.83%              --            147,161               *

AM Investment D Fund (QP) LP            1,020,000           *                --             27,593               *

American Fidelity Assurance               590,000           *                --             15,960               *
Company

Aviva Life Insurance Co.                5,000,000         1.68%              --            135,258               *

Blue Cross Blue Shield of                 160,000           *                --              4,328               *
Delaware, Inc.

BNP Baribas Equity Strategies SNC       1,864,000           *                --             50,424               *

Cave First Blue Choice, Inc.              130,000           *                --              3,517               *

Cave First of Maryland, Inc.              460,000           *                --             12,444               *

Cigna Life Fund                         2,500,000           *                --             67,629               *

City of Birmingham Retirement &         1,350,000           *                --             36,520               *

                                       PRINCIPAL
                                       AMOUNT OF                          NUMBER OF        NUMBER OF
                                         NOTES                             SHARES OF       SHARES OF        PERCENTAGE
                                     BENEFICIALLY     PERCENTAGE OF      COMMON STOCK    COMMON STOCK        OF COMMON
             NAME OF                   OWNED THAT         NOTES          BENEFICIALLY     THAT MAY BE          STOCK
    SELLING SECURITYHOLDER (1)        MAY BE SOLD      OUTSTANDING        OWNED (2)       SOLD (3)(4)     OUTSTANDING (5)
---------------------------------    ------------     -------------      ------------    ------------     ---------------
Relief System

CNH CA Master Account, L.P.               500,000           *                --             13,526               *

Commercial Union Life Fund              3,200,000         1.07%              --             86,565               *

Convertible Securities Fund               110,000           *                --              2,976               *

CooperNeff Convertible Strategies       1,560,000           *                --             42,201               *
(Cayman)

Credit Suisse First Boston Europe       4,000,000         1.35%              --            108,206               *
Limited

Free State Health Plan, Inc.               55,000           *                --              1,488               *

Genesee County Employees'                 630,000           *                --             17,043               *
Retirement System

GLG Market Neutral Fund                25,000,000         8.41%              --            676,293               *

Group Hospitalization and Medical         500,000           *                --             13,526               *
Services, Inc.

Guggenheim Portfolio Co. XV, LLC          700,000           *                --             18,936               *

HealthNow New York, Inc.                  275,000           *                --              7,439               *

HFR TOA Master Trust                       59,000           *                --              1,596               *

Jackson County Employees'                 275,000           *                --              7,439               *
Retirement System

KBC Financial Products Ltd.             2,000,000           *                --             54,103               *

LDG Limited                               257,000           *                --              6,952               *

Lexington Vantage Fund, Ltd.               43,000           *                --              1,163               *

Lyxor/AM Investment Fund Ltd.           1,190,000           *                --             32,192               *

Nations Convertible Securities         10,890,000         3.66%              --            294,593               *
Fund

NORCAL Mutual Insurance Company           520,000           *                --             14,067               *

Norwich Union Life & Pensions           5,000,000         1.68%              --            135,259               *

O'Connor Global Convertible             5,000,000         1.68%              --            135,259               *
Arbitrage Master Limited

O'Connor Global Convertible               750,000           *                --             20,289               *
Portfolio

Peoples Benefit Life Insurance          2,500,000           *                --             67,629               *

                                       PRINCIPAL
                                       AMOUNT OF                          NUMBER OF        NUMBER OF
                                         NOTES                             SHARES OF       SHARES OF        PERCENTAGE
                                     BENEFICIALLY     PERCENTAGE OF      COMMON STOCK    COMMON STOCK        OF COMMON
             NAME OF                   OWNED THAT         NOTES          BENEFICIALLY     THAT MAY BE          STOCK
    SELLING SECURITYHOLDER (1)        MAY BE SOLD      OUTSTANDING        OWNED (2)       SOLD (3)(4)     OUTSTANDING (5)
---------------------------------    ------------     -------------      ------------    ------------     ---------------
Company Teamsters

Physicians' Reciprocal Insurers         1,550,000           *                --               41,930            *
Account #7

Pioneer High Yield Fund               130,700,000        44.00%              --            3,535,657          3.05%

Pioneer High Yield VCT Portfolio        1,000,000           *                --               27,052            *

Pioneer High Yield Bond Sub Fund       15,800,000         5.31%              --              427,417            *

Privilege Portfolio Sicav               7,000,000         2.41%              --              189,362            *

RAM Trading Inc.                        2,500,000           *                --               67,629            *

Ramius Master Fund, LTD.                2,750,000           *                --               74,392            *

RCG Halifax Master Fund, LTD.             500,000           *                --               13,526            *

RCG Latitude Master Fund, LTD.          2,750,000           *                --               74,392            *

RCG Multi Strategy Master Fund,           300,000           *                --                8,116            *
LTD.

R2 Investments, LDC                       850,000           *                --               22,994            *

S.A.C. Capital Associates, LLC         13,000,000         4.48%             400,000          351,672            *

Singlehedge US Convertible                312,000           *                --                8,440            *
Arbitrage Fund

Sphinx Fund, Ltd.                          50,000           *                --                1,353            *

St. Albans Partners Ltd.                2,500,000           *                --               67,629            *

Sturgeon Limited                          264,000           *                --                7,142            *

Sunrise Partners Limited                2,000,000           *                 9,800           54,103            *
Partnership

TQA Master Fund, LTD.                   2,444,000           *                --               66,114            *

TQA Master Plus Fund, LTD.              1,671,000           *                --               45,203            *

Xavax Convertible Arbitrage #5            500,000           *                --               13,526            *

Xavax - Convertible Arbitrage 7           171,000           *                --                4,626            *
Fund

Yield Strategies Fund I, L.P.           3,000,000         1.01%              --               81,155            *

Zurich Institutional Benchmarks           305,000           *                --                8,251            *
Master Fund, Ltd.

                                       PRINCIPAL
                                       AMOUNT OF                          NUMBER OF        NUMBER OF
                                         NOTES                             SHARES OF       SHARES OF        PERCENTAGE
                                     BENEFICIALLY     PERCENTAGE OF      COMMON STOCK    COMMON STOCK        OF COMMON
             NAME OF                   OWNED THAT         NOTES          BENEFICIALLY     THAT MAY BE          STOCK
    SELLING SECURITYHOLDER (1)        MAY BE SOLD      OUTSTANDING        OWNED (2)       SOLD (3)(4)     OUTSTANDING (5)
---------------------------------    ------------     -------------      ------------    ------------     ---------------
Any other holder of notes or         $ 19,555,000         6.58%              --            528,996               *
future transferee, pledgee, donee
or successor of any holder (6)


--------------------------------
*Less than 1%

    (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in this prospectus, if required. See "Where You Can Find More Information."

    (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

    (3) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 27.0517 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future.

    (4) Reflects rounding to the nearest share of common stock issuable to each selling securityholder upon conversion of the notes.

    (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 115,592,050 shares of common stock outstanding as of August 15, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

    (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stack other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates.


        To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, "underwriters" within the meaning of the Securities Act.


        With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

                              PLAN OF DISTRIBUTION

    The notes and the underlying common stock are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes and the underlying common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the underlying common stock. These fees and expenses include registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel, reasonable fees and disbursements of the trustee and its counsel and of the registrar and transfer agent for the common stock, and fees and disbursements of one firm of legal counsel for the securityholders. However, the selling securityholders will pay all underwriting discounts, commissions and agent's commissions, if any.

    The selling securityholders may offer and sell the notes and the common stock into which the notes are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected by a variety of methods, including the following:

        -   in market transactions;

        -   in privately negotiated transactions;

        -   through the writing of options;

        - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

        -   through broker-dealers, which may act as agents or principals;

        -   directly to one or more purchasers;

        -   through agents; or

        - in any combination of the above or by any other legally available means.

    In connection with the sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the common stock into which the notes are convertible to close out such short positions, or loan or pledge the notes and the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

    If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and the common stock into which the notes are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and the common stock into which the notes are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and the common stock into which the notes are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and the common stock into which the notes are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

    To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common, stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospects. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock into which the notes are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock into which the notes are convertible to engage in market-making activities with respect to the particular notes and the common stock into which the notes are convertible being distributed. All of the above may affect the marketability of the notes and the common stock into which the notes are convertible and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock into which the notes are convertible.

    Under the securities laws of certain states, the notes and the common stock into which the notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and the common stock into which the notes are convertible may not be sold unless the notes and the common stock into which the notes are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

    We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

    We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of Notes-Registration Rights."

                                  LEGAL MATTERS

    The validity of the notes offered by us has been passed upon by Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

                             INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 have been audited by Ciulla, Smith & Dale, LLP, independent auditors, as stated in their report thereto. We are the only public SEC reporting company for whom Ciulla, Smith & Dale, LLP is engaged to provide audit services.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee:


SEC registration fee.............................................    $  12,139
Legal fees and expenses..........................................    $ 150,000
Trustee fees and expenses........................................    $  14,815
Accounting fees and expenses.....................................    $  17,000
Stock Exchange fees..............................................    $   2,500
Printing expenses................................................    $  67,000
Miscellaneous....................................................    $  11,546
                                                                     ---------

Total............................................................    $ 275,000
                                                                     =========


We have agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of more than one firm of legal counsel to the selling securityholders) in connection with the registration and sale of the notes or common stock being offered by the selling securityholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.


         Section 102(b)(7) of the DGCL permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's duty of care. Specifically, this section provides that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that to the full extent permitted by the DGCL, no director of the Registrant will be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant.


         Article IX of the Certificate of Incorporation provides in part that the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

         Both the DGCL and Article IX of the Certificate of Incorporation provide that the Registrant may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Registrant. The Registrant has purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with the Registrant.

         The Registrant has entered into Indemnification Agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the Indemnification Agreements, the Registrant has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

ITEM 16. EXHIBITS

         See Exhibit Index.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (e) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 4th day of November, 2003.


                                          RPM INTERNATIONAL INC.


                                          By: /s/ P. Kelly Tompkins
                                              ---------------------------
                                              P. Kelly Tompkins
                                              Senior Vice President,
                                              General Counsel and Secretary



         Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated on this 4th day of November, 2003.



      Signature                     Title



     *
----------------------    President, Chief Executive Officer and a Director
Frank C. Sullivan         (Principal Executive Officer)



     *
----------------------    Vice President, Chief Financial Officer and Controller
Robert L. Matejka         (Principal Financial and Accounting Officer)



     *
----------------------    Chairman of the Board of Directors
Thomas C. Sullivan



     *
----------------------    Director
Max D. Amstutz



     *
----------------------    Director
Edward B. Brandon



     *
----------------------    Director
Bruce A. Carbonari



     *
----------------------    Director
E. Bradley Jones

      Signature                     Title



     *
----------------------    Director
James A. Karman



     *
----------------------    Director
Donald K. Miller



     *
----------------------    Director
William A. Papenbrock



     *
----------------------    Director
Albert B. Ratner



     *
----------------------    Director
Jerry Sue Thornton



     *
----------------------    Director
Joseph P. Viviano



* P. Kelly Tompkins, by signing his name hereto, does hereby execute this amendment no. 1 to the registration statement on behalf of the directors and officers of RPM International Inc. indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which are filed with the Securities and Exchange Commission on behalf of such directors and officers.



/s/ P. Kelly Tompkins
------------------------------------
P. Kelly Tompkins
Attorney-in-fact

                             RPM INTERNATIONAL INC.

                                  EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION OF EXHIBIT
-----------  ----------------------
    1.1      Purchase Agreement, dated as of May 8, 2003 among the Company,
             Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated and each of the other Initial Purchasers named in
             Schedule A to the Purchase Agreement, for whom Merrill Lynch is acting as Representative, which is incorporated herein by reference to Exhibit 10.23 to the Company's Annual Report on
             Form 10-K for the fiscal year ended May 31, 2003.

    3.1      Amended and Restated Certificate of Incorporation of the
             Company, which is incorporated herein by reference to Exhibit
             4.1 to the Company's Registration Statement on Form S-8
             (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

    3.2 Amended and Restated By-Laws of the Company, which are incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Registration No.
             333-101501), as filed with the Commission on November 27, 2002.

    4.1 Specimen Certificate of common stock, par value $0.01 per share, of the Company, which is incorporated herein by reference to Exhibit
             4.3 to the Company's Registration Statement on Form S-8
             (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

    4.1.2    Specimen Note Certificate for Senior Convertible Notes Due
             2033, which is incorporated herein by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended
             May 31, 2003.

    4.2 Rights Agreement by and between the Company (as successor to RPM, Inc.) and Harris Trust and Savings Bank dated as of April
             28, 1999, which is incorporated herein by reference to Exhibit
             4.1 to the Company's Registration Statement on Form 8-A as filed with the Commission on May 11, 1999.

    4.2.1 Amendment to Rights Agreement dated as of December 18, 2000 by and among the Company (as successor to RPM, Inc.), Computershare Investor Services (formerly Harris Trust and
             Savings Bank) and National City Bank, which is incorporated herein by reference to Exhibit 4.4.1 to the Company's Annual
             Report on Form 10-K for the fiscal year ended May 31, 2001.

    4.2.2    Second Amendment to Rights Agreement, dated as of October 15,
             2002, among RPM, Inc., National City Bank (as successor rights agent to Computershare Investor Services, formerly Harris
             Trust and Savings Bank) and RPM International Inc., which is incorporated herein by reference to Exhibit 4.4.2 to the Company's Registration Statement on Form S-8 (Registration No.
             333-101501), as filed with the Commission on November 27, 2002.

    4.3 Indenture, dated as of May 13, 2003 between the Company, as issuer, and The Bank of New York, as trustee, which is incorporated by herein by reference to Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended May
             31, 2003.

    4.4 Registration Rights Agreement, dated as of May 8, 2003, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated and each of the other Initial
             Purchasers named in Schedule A to the Purchase Agreement, for whom Merrill Lynch is acting as Representative, which is incorporated herein by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended May
             31, 2003.

EXHIBIT NO.  DESCRIPTION OF EXHIBIT
-----------  ----------------------
    *5.1     Opinion of Calfee, Halter & Griswold LLP.

    12.1 Statement regarding computation of ratio of earnings to fixed charges.

    *23.1    Consent of Calfee, Halter & Griswold LLP (to be included in
             Exhibit 5.1).

    23.2     Consent of Ciulla, Smith & Dale LLP.

    *24.1    Power of Attorney

    *25.1    Statement of Eligibility of Trustee on Form T-1



------------------------------
* Previously filed.


                                       E-2